Filed pursuant to Rule 424(b)(3)

Registration No. 333-171109

Prospectus Supplement No. 2

Dated September 28, 2012

To Prospectus Dated June 30, 2011

OCZ Technology Group, Inc.

7,139,960 Shares of Common Stock

1,999,194 Shares of Common Stock

issuable upon the exercise of outstanding Warrants

This prospectus supplement supplements the prospectus dated June 30, 2011 of OCZ Technology Group, Inc., which is part of a registration statement on Form S-1 (File No. 333-171109) filed with the Securities and Exchange Commission relating to the public offering and sale of securities by the selling stockholders as described therein.  This prospectus supplement should be read in conjunction with the prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is provided solely to update the selling stockholder table in the prospectus to reflect transfers of warrants to purchase shares of our common stock from Great Gable Master Fund Limited to Great Gable Fund II, LP and WHI Technology Fund LLC to OTA LLC.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated June 30, 2011 with respect to the securities described above, including any amendments or supplements thereto.

Investing in our common stock is highly speculative and involves a high degree of risk.  You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of the prospectus.

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus supplement is September 28, 2012.

Selling Stockholders

The following information is provided to update the selling stockholder table in the prospectus to reflect transfers of warrants to purchase up to an aggregate of (1) 124,335 shares of our common stock by Great Gable Master Fund Limited to Great Gable Fund II, LP on August 9, 2012 and (2) 20,284 shares of our common stock by WHI Technology Fund, LLC to OTA LLC on September 21, 2012. Accordingly, the selling stockholder table has been updated to reduce the number of shares beneficially owned by Great Gable Master Fund Limited by 124,335 and to increase the number of shares beneficially owned by Great Gable Fund II, LP by 124,335 and to reduce the number of shares beneficially owned by WHI Technology Fund, LLC by 20,284 and to increase the number of shares beneficially owned by OTA LLC by 20,284.

	Shares of Common Stock Beneficially Owned Prior to this Offering				Shares of Common Stock Beneficially Owned After this Offering †
Name and Address of Holder	Number of Shares Owned Prior to this Offering		% of Outstanding Shares(1)	Number of Offered Shares	Number of Shares Beneficially Owned after this Offering		% of Outstanding Shares

WHI Technology Fund, LLC(5) 191 N. Wacker Drive Suite 1500 Chicago, IL 60606	122,801	(6)	*	81,135	41,666	(6)	*

Great Gable Fund, II, LP(31) 301 Battery Street San Francisco, CA 94111	273,450	(32)	*	273,450	-		-

Great Gable Master Fund Limited(33) 301 Battery Street San Francisco, CA 94111	497,340		*	497,340	-		-

OTA, LLC(48) One Manhattanville Road Purchase, NY 10573	1,774,621	(49)	2.62%	532,953	1,241,668	(49)	1.71%

*	Less than 1% of our common stock issued and outstanding.

†	We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the securities registered will be sold by the selling stockholders.

(1)	Based on 67,651,310 shares of common stock outstanding as of June 30, 2012.

(5)	William Harris Investors, Inc. (“WHI”) is the managing member of and investment advisor to WHI Technology Fund, LLC (“WHI Technology Fund”). Each of Michael S. Resnick, executive vice president of WHI, and Len Wanger, portfolio manager of the WHI Technology Fund, may exercise voting and dispositive power with respect to these shares on behalf of WHI.

(6)	81,135 shares offered hereby are registered pursuant to registration statement on Form S-1 (File No. 333-171109), of which this prospectus supplement is a part. 41,666 shares are registered pursuant to registration statement on Form S-1 (File No. 333-166990).

(31)	Great Gable Partners, LP, (“Gable Partners”), is the investment adviser to Great Gable Fund II, LP and Great Gable Master Fund Limited. Each of Jacques Soenens and Simon Baker are the managing partners of Gable Partners and as such have shared voting and dispositive power with respect to these shares.

(32)	Includes 154,178 shares of common stock issuable upon the exercise of outstanding warrants.

(33)	Great Gable Partners, LP, (“Gable Partners”), is the investment adviser to Great Gable Fund II, LP and Great Gable Master Fund Limited. Each of Jacques Soenens and Simon Baker are the managing partners of Gable Partners and as such have shared voting and dispositive power with respect to these shares.

(48)	OTA, LLC (“OTA”) is a SEC registered broker-dealer. Mr. Ira M. Leventahl, as Senior Managing Director of OTA, has voting and dispositive power over these shares.

(49)	532,953 shares of common stock issuable upon the exercise of outstanding warrants are registered pursuant to registration statement on Form S-1 (File No. 333-171109), of which this prospectus supplement is a part. 1,241,668 shares of common stock issuable upon the exercise of outstanding warrants are registered pursuant to registration statement on Form S-1 (File No. 333-166990).

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